EXHIBIT 2.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
REAL ESTATE

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into by and between CROUCH INVESTMENT GROUP, L.L.C., a Michigan limited liability company and/or its assigns (“Purchaser”), and REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP-II, a Delaware limited partnership (“Seller”) and CHARLES W. CROUCH, individually as guarantor (“Guarantor”).

RECITALS:

A. WHEREAS, Seller entered into a Purchase and Sale Agreement with Purchaser dated March 5, 2015,

B. WHEREAS, Seller is seeking Purchaser’s consent for Purchaser to take title of the Property subject to various unresolved leasing and easement issues, and Purchaser is seeking an extension of Section 1.4 Closing,

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and agreed, Seller and Purchaser hereby agree as follows:

1.	As of the date of this Agreement, all contingencies are removed and all deposits are nonrefundable.

2.
Section 1.4 is deleted and replaced as follows: Purchaser shall deposit an additional non-refundable Fifty-Five Thousand Dollars ($55,000) as Property Earnest Money with the Escrow Agent as follows: $30,000 on or before May 22, 2015 and $25,000 on or before June 1, 2015.

3.	The transactions contemplated herein shall close no later than June 30, 2015 (“Closing Date”).

4.
Original amount of Ernest Money Deposit of One Hundred Thousand Dollars ($100,000) (which includes those monies paid or to be paid) is hereby personally guaranteed by Charles W. Crouch, individually.  If there is any default in the payment of the Ernest Money Deposit, Mr. Crouch further agrees to pay all costs of collection necessarily incurred by Seller, including but not limited to reasonable attorney fees, to collect the balance of the Ernest Money Deposit.

5.	Purchaser agrees to accept the Property in its “as in” condition together with the issues outlined herein.

6.	Purchaser to take responsibility for title defect relative to the potential prescriptive easement to the east of the Property.

7.	Purchaser to take responsibility for the issues of existing leases containing ambiguous termination provisions

8.	Purchaser to facilitate the eviction of tenant Phone Bank Systems, Inc. with consent of Seller at Purchaser’s expense to commence immediately.

9.
The terms of this Amendment are made a part of the Purchase and Sale Agreement, and in all other respects the Purchase and Sale Agreement is ratified and affirmed.  EXECUTED by Purchaser on the 11th day of May, 2015.

Purchaser:

CROUCH INVESTMENT GROUP, L.L.C.

By:       s/Charles W. Crouch
Authorized Signatory

Guarantor:

CHARLES W.  CROUCH, Individually

s/ Charles W. Crouch
By: s/ Charles W. Crouch

EXECUTED by Seller on the 11th day of May, 2015.

Seller:

REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP-II

By: s/ Matthew P. Iak
Its: President